Exhibit 99.2
Global Cash Access, Inc. Completes Acquisition of Cash Systems, Inc.
LAS VEGAS—August 8, 2008—Cash Systems, Inc. (Nasdaq: CKNN) (the “Company” or “Cash Systems”) announced today that Global Cash Access, Inc. (GCA) has closed the acquisition of the Company.
The aggregate amount paid to Cash Systems’ stockholders, note holders and warrant holders, together with Cash Systems’ transaction expenses, is approximately $33 million. Cash Systems is now a wholly owned subsidiary of GCA.
As a result of the consummation of the acquisition, Cash Systems’ common stock is expected to cease trading on The Nasdaq Global Market prior to the opening of the market on August 11, 2008.
Goldman, Sachs & Co. acted as financial advisor to GCA and Morrison & Foerster LLP acted as legal advisor to GCA. Deutsche Bank Securities Inc. and Alpine Advisors LLC acted as financial advisors to Cash Systems and Manatt, Phelps & Phillips, LLP acted as legal advisor to Cash Systems.
Receipt of Listing Notice from The NASDAQ Stock Market
As a result of the consummation of the Merger, Cash Systems has notified NASDAQ to remove Cash Systems’ common stock from listing on The Nasdaq Global Market and expects trading on The Nasdaq Global Market to cease prior to the opening of the market on August 11, 2008
On August 4, 2008, prior to the approval of the Merger by Cash Systems’ stockholders and the consummation of the merger, Cash Systems received a notice from The NASDAQ Stock Market (“NASDAQ”) indicating that Cash Systems’ common stock has not regained compliance with NASDAQ Marketplace Rule 4450(b)(3) due to the common stock not maintaining a minimum market value of publicly held shares of $15,000,000 as required for continued listing under such rule. As previously announced, Cash Systems received notices on May 1, 2008 and May 2, 2008 from NASDAQ relating to failures to comply with NASDAQ Marketplace Rules 4450(a)(5) (relating to minimum bid price requirement) and 4450(b)(3) (minimum market value of publicly held shares).
The August 4, 2008 notice from NASDAQ notified Cash Systems that, unless Cash Systems requests an appeal of its determination of non-compliance, trading of Cash Systems’ common stock will be suspended at the opening of business on August 13, 2008 and NASDAQ will remove Cash Systems’ common stock from listing on The Nasdaq Global Market. Alternatively, NASDAQ notified Cash Systems that it could apply by August 11, 2008 to transfer its common stock to The NASDAQ Capital Market if it satisfies the listing requirements of such market. As detailed above, as a result of the consummation of the Merger, Cash Systems has requested that NASDAQ suspend trading of Cash Systems’ common stock on The Nasdaq Global Market effective as of the opening of the market August 11, 2008.
About Cash Systems
Cash Systems, Inc., located in Las Vegas, with an additional office in Minneapolis, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit www.cashsystemsinc.com for more information.

About Global Cash Access
Global Cash Access, Inc., a wholly owned subsidiary of Global Cash Access Holdings, Inc. (NYSE: GCA), is the leading provider of cash access and related services to the global gaming industry. Based in Las Vegas, GCA serves approximately 1,100 casinos and other clients in the U.S., Canada, Europe, the Caribbean and Asia. GCA provides proprietary technology that helps responsible patrons access cash via ATM, debit card, check cashing and credit card cash advance transactions for their casino entertainment. GCA also provides services that enhance casino marketing initiatives and credit decision-making through its wholly owned subsidiary Central Credit LLC, a credit decision-making tool that uses proprietary credit bureau databases. GCA is recognized with numerous gaming industry awards for developing technologies and services that enhance casino profitability and customer loyalty. For more information, please visit www.globalcashaccess.com.
CONTACT:
Global Cash Access, Inc.
George Gresham 702-855-3005
Adria Greenberg 212-255-8386 (Media)
adria@sommerfield.com